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                                                                   Exhibit 10.22

                              EMPLOYMENT AGREEMENT

     This Employment Agreement, dated this 26th day of July, 2004, is between CompBenefits Dental and Vision Company ("CompBenefits") and Mary Kay Gilbert (the "Executive").

                                   WITNESSETH

     WHEREAS, CompBenefits desires to employ Executive in the capacity and on the terms and conditions hereinafter set forth and Executive is willing to serve in such capacity and on such terms and conditions.

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

     1. Employment. Subject to the provisions of Section 6, CompBenefits hereby employs the Executive and the Executive accepts such employment upon the terms and conditions hereinafter set forth.

     2. Term of Employment. The term of the Executive's employment pursuant to this Agreement shall be effective as of the date of this Agreement, and shall remain in effect for a period of five (5) years from said date or until terminated in accordance with Section 6. The period during which the Executive serves as an employee of CompBenefits or any of its subsidiary operations in accordance with and subject to the provisions of this Agreement is referred to in this Agreement as the "Term of Employment." If CompBenefits continues to employ Executive beyond the Term of Employment without entering into a written agreement extending the term of this Agreement, all obligations and rights under this Agreement shall prospectively lapse as of the expiration date except for Executive's obligations under Paragraph 8 and Executive shall be an at-will employee of CompBenefits.

     3. Duties. During the Term of Employment, the Executive (a) shall serve as an officer of CompBenefits, (b) shall perform such duties and responsibilities as may be reasonably determined by the Chief Executive Officer or other designee of CompBenefits consistent with the Executive's position as an officer of CompBenefits, provided that such duties and responsibilities shall be within the general area of the Executive's experience and skills, (c) upon the request of the Board of Directors of CompBenefits, shall serve as an officer of any of its subsidiaries; and (d) shall render all services incident to the foregoing. The Executive agrees to use her best efforts in, and shall devote her full working time, attention, skill and energies to, the advancement of the interests of CompBenefits Dental and Vision Company, CompBenefits Corporation (parent company of CompBenefits), and their subsidiaries and Affiliates and the performance of her duties and responsibilities hereunder.

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     4. Compensation.

          (a) During the Term of Employment, CompBenefits shall pay the Executive a salary ("Base Salary") at an annual rate as shall be determined from time to time by the Chief Executive Officer of CompBenefits, provided, however, that such rate per annum shall not be less than $185,000. Such salary shall be subject to withholding under applicable law and shall be payable in periodic installments in accordance with CompBenefits' usual practice for its executives, as in effect from time to time.

          (b) Executive shall be paid a signing bonus of $25,000, which will be provided to Executive in her paycheck on July 30, 2004. Should Executive resign her position or be terminated for cause, this bonus is recoverable in full within the first six (6) months of employment. Should Executive resign her position or be terminated for cause after six (6) months but before one (1) year of employment, 50% of said bonus shall be recoverable and Executive shall reimburse the Company within thirty (30) days after her termination of employment.

          (c) Subject to the provisions of Section 6, upon completion of each calendar year and as determined by the Compensation Committee of the Board of Directors and the Chief Executive Officer of the Company, the Executive shall be eligible to receive a bonus to the extent payable pursuant to a bonus plan then in effect from time to time for Executives of CompBenefits of equivalent position and title ("Annual Bonus") (with a target percentage of Base Salary of 40% for 2004), provided (i) the Executive has not voluntarily terminated her employment with the Company for other than Good Reason, or (ii) Executive's employment has not been terminated for Cause by the Company at the time said Annual Bonus, if any, is paid in the normal course (typically 2nd Quarter of the following year). Notwithstanding the above and provided that Executive is employed with the Company on March 1, 2005, it is agreed that Executive is guaranteed a calendar year 2004 Annual Bonus payment of not less than $37,000 ("Guaranteed Bonus"). Said Guaranteed Bonus shall be due and payable in the 2nd Quarter of 2005.

          All compensation shall be subject to withholding under applicable law.

     5. Benefits.

          (a) During the Term of Employment, the Executive shall be entitled to participate in any and all bonus plans, medical, pension and dental insurance plans and disability income plans as in effect from time to time for executives of CompBenefits. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of CompBenefits, and (iii) the discretion of the Board of Directors of CompBenefits or administrative or other committee provided for in or contemplated by such plan.


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          (b) CompBenefits shall promptly reimburse the Executive for all reasonable business expenses incurred by the Executive during the Term of Employment in accordance with CompBenefits' practices for executives of CompBenefits, as in effect from time to time.

          (c) During the Term of Employment, the Executive shall receive paid vacation annually in accordance with CompBenefits' practices for executives of CompBenefits, as in effect from time to time.

          (d) Except as contemplated by Sections 5 (b) and 5 (c), compliance with provisions of this Section 5 shall in no way create or be deemed to create any obligation, express or implied, on the part of CompBenefits or any of its subsidiaries or Affiliates with respect to the continuation of any benefit or other plan or arrangement maintained as of or prior to the date hereof or the creation and maintenance of any particular benefit or other plan or arrangement at any time after the date hereof. Notwithstanding the foregoing, the benefits provided to the Executive during the Term of Employment will not be materially less favorable in the aggregate than the benefits in effect for the executives of CompBenefits as of the date of this Agreement.

     6. Termination of Employment of the Executive. This Agreement and the Executive's employment with CompBenefits and/or its subsidiaries may be terminated as follows:

          (a) At any time by the mutual consent of the Executive and CompBenefits.

          (b) At any time for "cause" by CompBenefits upon written notice to the Executive. For purposes of this agreement, a termination shall be for "cause" if:

               (i) the Executive shall commit an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against CompBenefits or any of its subsidiaries or affiliates or shall be convicted by a court of competent jurisdiction or shall plead guilty or nolo contendere to any felony or crime involving moral turpitude;

               (ii) the Executive shall commit a material breach of any of the covenants, terms or provisions of Section 8 hereof;

               (iii) the Executive shall commit a material breach of any of the covenants, terms or provisions hereof (other than pursuant to Section 8 hereof) which breach has not been remedied within thirty (30) days after delivery to the Executive by CompBenefits of written notice thereof; or

               (iv) the Executive shall consistently disobey reasonable instructions from CompBenefits' Chief Executive Officer or his designee consistent with the terms of this Agreement and Executive's duties, title, and general area of expertise;


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               (v) the Executive shall fail or be unable to carry out
effectively Executive's duties and obligations to CompBenefits and/or its subsidiaries, or to participate effectively and actively in the management of CompBenefits as determined in the reasonable judgment of CompBenefits' Chief Executive Officer, after written notice and a reasonable opportunity to cure given the nature of failure as described in the written notice.

     Upon termination for cause as provided in this Section 6 (b), all obligations of CompBenefits under this Agreement shall thereupon immediately terminate other than any obligations with respect to earned but unpaid Base Salary; provided CompBenefits shall have any and all rights and remedies under this Agreement and applicable law.

          (c) Upon the earlier death or permanent disability (as defined below) of Executive continuing for a period of ninety (90) days. Upon any such termination of the Executive's employment, all obligations of CompBenefits under this Agreement shall thereupon immediately terminate other than any obligations with respect to (i) earned but unpaid Base Salary including any earned but unpaid bonus from the previous calendar year, if applicable, through the date of termination, (ii) bonus payments with respect to the calendar year which such termination occurred on the basis of and to the extent contemplated in any bonus plan then in effect with respect to executive officers of CompBenefits, pro-rated on the basis of number of days of the Executive's actual employment hereunder during such calendar year through such termination, and (iii) in the case of permanent disability, continuation of health insurance benefits until the first anniversary of the date of termination to the extent permitted under Executive's group health insurance policy. As used herein, the definition of the term "permanent disability" or "permanently disabled" shall parallel the definition of same as provided under the long-term disability insurance policy then in effect on executives of the Company. In the event that no such policy is in existence at the time of the contended disability, "permanent disability" shall be defined as the inability of the Executive, by reason of injury, illness or other similar cause, to perform a major part of her duties and responsibilities in connection with the conduct of the business and affairs of CompBenefits.

          (d) At any time by the Executive upon sixty (60) days' prior written notice to CompBenefits. Upon termination by the Executive as provided in this
Section 6 (d), all obligations of CompBenefits under this Agreement shall thereupon immediately terminate other than any obligations with respect to earned but unpaid Base Salary.

     7. Severance Payments Following a Change In Control.

          In the event of termination of the Executive within 18 months following a Change In Control (as defined in paragraph 10(a)) by either (i) CompBenefits without cause or (ii) by Executive for Good Reason (as defined under Section 10(b)), then CompBenefits shall, in lieu of the payments and arrangements specified above, pay the Executive severance pay in an amount equal to one (1) times the Executive's Base Salary on the termination date ("Severance Pay").


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Such Severance Pay shall be payable over twelve (12) months in equal monthly installments and shall be subject to withholding to the extent required under applicable law. The Severance Pay contemplated by this Section 7 is agreed by the parties hereto to be in full satisfaction and compromise of any claim arising out of Executive's employment by CompBenefits and the termination thereof. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

          During the period of time during which the Severance Pay is being remitted pursuant to the above, the Company will either continue the Executive's health (medical) insurance as provided in Section 5 to the extent permitted under applicable law and CompBenefits' group health insurance policies or reimburse the Executive for her cost for comparable coverage to the extent such coverage cannot be provided under such policies; provided that, notwithstanding anything herein to the contrary, CompBenefits shall not be required to continue to provide the Executive with health benefits under this paragraph to the extent the Executive becomes entitled to receive benefits substantially similar to those which the Executive otherwise would have been entitled to receive hereunder.

     8. Non-Competition.

          (a) During any period in which the Executive serves as an employee of CompBenefits and for the greater of (i) the period Executive continues to receive Severance Pay, or (ii) a period of one (1) year after the date of termination of the Executive's employment at any time, regardless of the circumstances thereof, the Executive shall not, without the express written consent of CompBenefits, directly or indirectly, engage, participate, invest in, be employed by or assist, whether as owner, part-owner, shareholder, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, any Person other than CompBenefits and its Affiliates whose activities, products, and/or services are in the Designated Industry. Without limiting the foregoing, the foregoing covenant shall prohibit the Executive during the period set forth above from (i) hiring or attempting to hire for or on behalf of any Person in the Designated Industry any officer or Employee of CompBenefits or any of its Affiliates, (ii) encouraging for or on behalf of any such Person in the Designated Industry any officer or Employee to terminate her or her relationship or employment with CompBenefits or any of its Affiliates,
(iii) soliciting for or on behalf of any such Person in the Designated Industry any customer of CompBenefits or any of its Affiliates and (iv) diverting to any such Person in the Designated Industry any customer of CompBenefits or any of its Affiliates; provided, however, that nothing herein shall be construed as preventing the Executive from making passive investments in a Person in the Designated Industry if the securities of such Person are publicly traded and such investment constitutes less than five percent of the outstanding shares of capital stock or comparable equity interests of such Person. As of the date of this Agreement, the Executive is not performing any other duties for, and is not a party to any similar agreement with, any Person competing with CompBenefits or any of its affiliates.


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          (b) In the course of performing services hereunder and otherwise, the
Executive has had, and it is anticipated that the Executive will from time to time have, access to confidential records, data, customer lists, trade secrets and similar confidential information owned or used in the course of business by CompBenefits and its subsidiaries and affiliates (the "Confidential Information"). The Executive agrees (i) to hold the Confidential Information in strict confidence, (ii) not to disclose the Confidential Information to any Person (other than in the regular business of CompBenefits), and (iii) not to use, directly or indirectly, any of the Confidential Information for any competitive or commercial purpose; provided, however, that the limitations set forth above shall not apply to any Confidential Information which (A) is then generally known to the public; (B) became or becomes generally known to the public through no fault of the Executive; or (C) is disclosed in accordance with an order of a court of competent jurisdiction or applicable law. Upon the termination of the Executive's employment with CompBenefits, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters in the Executive's possession or control, shall be returned to CompBenefits and remain in its possession.

          (c) For purposes of this Section 8, the following terms shall have the meanings specified unless defined otherwise herein:

               (i) "Affiliates" shall mean any subsidiary company of CompBenefits Dental and Vision Company, whether wholly or partially owned, CompBenefits Corporation, parent company of CompBenefits Dental and Vision Company, and any subsidiary company of CompBenefits Corporation, whether wholly or partially owned.

               (ii) "Employee" shall mean any individual employed currently or during a one-year period immediately prior to the date of any hiring or solicitation for hire of such individual by CompBenefits or its Affiliates;

               (iii) "Designated Industry" shall mean (A) the business of providing dental health care services and any and all activities relating thereto, including, without limitation, the provision and administration of discount fee-for-service dental plans, prepaid dental plans, PPO dental plans and indemnity dental plans and operation and/or ownership of dental health care practices, (B) the business of providing vision health care services and any and all activities relating thereto, including, without limitation, the provision and administration of discount fee-for-service vision plans, prepaid vision plans, PPO vision plans and indemnity vision plans, and (C) any other revenue generating business conducted by CompBenefits or its Affiliates;

               (iv) "Person" shall mean an individual, a corporation, an association, a partnership, an estate, a trust, and any other entity or organization.


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     9. Specific Performance: Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement including, without limitation, Section 8 hereof by the Executive is likely to result in irreparable injury to CompBenefits and its Affiliates, that the remedy at law alone will be inadequate remedy for such breach and that, in addition to any other remedy it may have, CompBenefits shall be entitled to enforce the specific performance of this Agreement by the Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law), without the necessity of proving actual damages. In case any of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this unenforceable provision shall be limited or modified (consistent with its general intent) to the extent necessary to make it valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in this Agreement.

     10. Definitions.

          (a) For purposes of this Agreement, "Change In Control" shall mean any of the following events:

               (i) the direct or indirect beneficial ownership (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of a majority of the outstanding common stock of the Company is acquired or becomes held by any person or group of persons (within the meaning of Section 13(d)(3) of the Exchange Act);

               (ii) a change of stock ownership of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Exchange Act, and any successor Item of a similar nature;

               (iii) the stockholders of the Company shall approve (provided, however, if the transaction approved by the stockholders is subsequently terminated, and the Employee is still employed by the Company at the termination of the transaction, then no "Change in Control" shall be deemed to have taken place): (1) any consolidation, merger, share exchange or other extraordinary transaction related to the Company where the stockholders of the Company, immediately prior to the consolidation, merger, share exchange or other extraordinary transaction, would not, immediately after the consolidation, merger, share exchange or other extraordinary transaction, beneficially own, directly or indirectly, shares representing in the aggregate 50 percent of the voting securities of the corporation issuing cash or securities in the consolidation, merger, share exchange or other extraordinary transaction (or of its ultimate parent corporation, if any), (2) any lease, exchange, mortgage or other transfer (in one transaction or series of transactions contemplated or arranged by any party as a single plan) of all


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or substantially all of the assets of the Company and its subsidiaries (taken as a whole), or (3) any plan or proposal for the liquidation or dissolution of the Company.

          (b) For purposes of this Agreement, "Good Reason" shall mean the following:

               (i) a reassignment of the Executive to a position not consistent with the Executive's general area of knowledge, experience and skills;

               (ii) any material diminution of the Executive's Base Salary as in effect immediately preceding a Change In Control;

               (iii) any relocation of Executive's principal place of employment to more than 50 miles from the principal place of employment immediately preceding a Change In Control;

               (iv) any failure of any successors to the Company to assume this agreement; or

               (v) any breach of this Agreement by the Company not cured within thirty (30) days after its receipt of notice from Executive of such breach.

     11. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or mailed by certified or registered mail (return receipt requested) as follows:

               To CompBenefits:

                    100 Mansell Court East
                    Suite 400
                    Roswell, Georgia 30076
                    Attention: Chief Executive Officer

               To the Executive:

                    Mary Kay Gilbert

or to such other address of which any party may notify the other parties as provided above. Notices shall be effective as of the date of such delivery or mailing.


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     12. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, by and between the parties hereto with respect to the employment of Executive by CompBenefits and/or its Affiliates. Each party to this Agreement acknowledges and agrees that no representations, inducements, or other agreement, statement, or promise, oral or otherwise, not contained in this Agreement shall be valid or binding.

     13. Arbitration. Disputes arising out of or relating to this Agreement shall be determined by binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association, provided, however, that any dispute arising out of the non-competition provision of this Agreement (Section 8) shall not be subject to arbitration.

     14. Miscellaneous. This Agreement shall be governed by and construed under the laws of the State of Georgia, and shall not be amended, modified or discharged in whole or in part except by an Agreement in writing signed by both of the parties hereto. The failure of either of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder. This Agreement shall inure to the benefit of successors of CompBenefits by way of merger, consolidation or transfer of all or substantially all of the assets of CompBenefits, and may not be assigned by the Executive.

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     IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first set forth above.

                                        COMPBENEFITS DENTAL & VISION COMPANY


                                        By: /s/ Kirk E. Rothrock
                                            ------------------------------------
                                        Name: Kirk E. Rothrock
                                        Title: Chief Executive Officer


                                        EXECUTIVE


                                        By: /s/ Mary Kay Gilbert
                                            ------------------------------------
                                        Name: Mary Kay Gilbert


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